Putnam Investors Fund, July 31, 2012,annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	11,825
Class B	133
Class C	75
Class M	97

72DD2 (000s omitted)

Class R	18
Class Y	486

73A1

Class A	0.129
Class B	0.026
Class C	0.030
Class M	0.063

73A2

Class R	0.113
Class Y	0.164

74U1	(000s omitted)

Class A		85,780
Class B		4,169
Class C		2,319
Class M		1,431

74U2	(000s omitted)

Class R		150
Class R5	1
Class R6	1
Class Y		3,182

74V1

Class A		13.89
Class B		12.48
Class C		13.16
Class M		13.10

74V2

Class R		13.68
Class R5	14.10
Class R6	14.10
Class Y		14.10


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.